Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of January 25, 2015

among

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.,

REGENCY ENERGY PARTNERS LP,

REGENCY GP LP

and,

solely for purposes of Section 5.17 and Article VIII,

ENERGY TRANSFER EQUITY, L.P.

i

INDEX OF DEFINED TERMS

Defined Term	Where Defined

Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Book-Entry Units	Section 2.1(e)
business day	Section 8.13
Cash Consideration	Section 2.1(a)(i)
Cash Unit	Section 8.13
Certificate	Section 2.1(e)
Certificate of GP Merger	Section 1.3(b)
Certificate of Merger	Section 1.3(a)
Class F Unit	Section 8.13
Class F Unitholders	Section 8.13
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Commodity Derivative Instrument	Section 3.14(a)(viii)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Contract	Section 3.3(b)
Converted Parent Cash Unit Award	Section 2.3(c)
Converted Parent Phantom Unit Award	Section 2.3(a)
Disguised Sale	Section 2.2(k)
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3(a)
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.13
ETE	Preamble
Excess Units	Section 2.2(h)
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange and Repurchase Agreement	Section 4.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(i)
Existing Credit Facility	Section 5.2(a)(ii)
Federal Trade Commission Act	Section 8.13
Fractional Unit Proceeds	Section 2.2(h)
GAAP	Section 8.13
Governmental Authority	Section 8.13

GP Merger	Section 1.1(b)
GP Merger Effective Time	Section 1.3(b)
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21(b)
Indemnified Person	Section 5.9(a)
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.9(c)
Merger	Section 1.1(a)
Merger Consideration	Section 2.1(a)(i)
MLP	Preamble
MLP Acquisition Agreement	Section 5.3(a)
MLP Adverse Recommendation Change	Section 5.3(a)
MLP Alternative Proposal	Section 8.13
MLP Benefit Plans	Section 3.11(a)
MLP Board Recommendation	Section 5.1(b)
MLP Changed Circumstance	Section 8.13
MLP Charter Documents	Section 3.1(d)
MLP Conflicts Committee	Recitals
MLP Disclosure Schedule	Article III
MLP Entities	Preamble
MLP Equity Plans	Section 8.13
MLP Expenses	Section 7.3(h)
MLP Fairness Opinion	Section 3.18
MLP Financial Advisor	Section 3.18
MLP General Partner Interest	Section 8.13
MLP GP	Preamble
MLP GP Charter Documents	Section 8.13
MLP GP Common Unit Equivalent	Section 8.13
MLP GP Parent Unit Equivalent	Section 8.13
MLP GP Percentage Interest	Section 8.13
MLP Incentive Distribution Right	Section 8.13
MLP Intellectual Property	Section 3.16
MLP Joint Ventures	Section 8.13
MLP Limited Partner	Section 8.13
MLP Limited Partner Interest	Section 8.13
MLP Managing GP	Recitals
MLP Managing GP Board	Recitals
MLP Managing GP Charter Documents	Section 8.13
MLP Material Adverse Effect	Section 3.1(a)
MLP Material Contract	Section 3.14(a)
MLP Partnership Agreement	Section 8.13

v

MLP Partnership Interest	Section 8.13
MLP Percentage Interest	Section 8.13
MLP Permits	Section 3.8(b)
MLP Recommendation Change Notice	Section 5.3(d)(ii)(A)
MLP Recommendation Change Notice Period	Section 5.3(d)(ii)(B)
MLP SEC Documents	Section 3.5(a)
MLP Security	Section 8.13
MLP Special Approval	Section 8.13
MLP Subsidiary Documents	Section 3.1(d)
MLP Superior Proposal	Section 8.13
MLP Superior Proposal Notice	Section 5.3(d)(i)(C)
MLP Superior Proposal Notice Period	Section 5.3(d)(i)(D)
MLP Termination Fee	Section 7.3(a)
MLP Unaffiliated Unitholders	Section 8.13
MLP Unitholder	Section 8.13
MLP Unitholder Approval	Section 3.3(c)
MLP Unitholders Meeting	Section 5.1(b)
Multiemployer Plan	Section 8.13
NGA	Section 3.21(a)
NGPA	Section 3.21(a)
Non-Competition Agreement	Section 3.14(a)(vi)
NYSE	Section 8.13
Option Consideration	Section 2.3(b)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Acquisition Agreement	Section 5.4(a)
Parent Acquisition Transaction	Section 5.2(b)(i)
Parent Adverse Recommendation Change	Section 5.4(a)
Parent Alternative Proposal	Section 8.13
Parent Board Recommendation	Section 5.1(c)
Parent Changed Circumstance	Section 8.13
Parent Charter Documents	Section 4.1(d)
Parent Class E Units	Section 4.2(a)
Parent Class G Units	Section 4.2(a)
Parent Class H Units	Section 4.2(a)
Parent Confidentiality Agreement	Section 5.7(a)
Parent Conflicts Committee	Recitals
Parent Disclosure Schedule	Article IV
Parent Entities	Preamble
Parent Equity Plans	Section 4.2(a)
Parent Expenses	Section 7.3(g)
Parent Fairness Opinion	Section 4.14
Parent Financial Advisor	Section 4.14
Parent GP	Preamble
Parent GP Charter Documents	Section 8.13
Parent GP Interest	Section 4.2(a)

Parent Incentive Distribution Right	Section 8.13
Parent Joint Ventures	Section 8.13
Parent Limited Partner	Section 8.13
Parent Limited Partner Interest	Section 8.13
Parent Managing GP	Recitals
Parent Managing GP Board	Recitals
Parent Managing GP Charter Documents	Section 8.13
Parent Material Adverse Effect	Section 4.1(a)
Parent Material Contracts	Section 4.12(a)
Parent Partnership Agreement	Section 8.13
Parent Partnership Agreement Amendment	Recitals
Parent Partnership Interest	Section 8.13
Parent Percentage Interest	Section 8.13
Parent Permits	Section 4.8(b)
Parent Preferred Unit	Section 2.1(a)(iv)
Parent Recommendation Change Notice	Section 5.4(d)(ii)(A)
Parent Recommendation Change Notice Period	Section 5.4(d)(ii)(B)
Parent SEC Documents	Section 4.5(a)
Parent Superior Proposal	Section 8.13
Parent Superior Proposal Notice	Section 5.4(d)(i)(C)
Parent Superior Proposal Notice Period	Section 5.4(d)(i)(D)
Parent Unaffiliated Unitholders	Section 8.13
Parent Unit	Section 8.13
Parent Unitholders	Section 8.13
Parent Unitholder Approval	Section 4.3(c)
Parent Unitholders Meeting	Section 5.1(c)
Parent Unit Majority	Section 8.13
Parent Subsidiary Documents	Section 4.1(d)
Parent Termination Fee	Section 7.3(b)
Permit	Section 8.13
Person	Section 8.13
Phantom Unit	Section 8.13
Proceeding	Section 5.9(a)
Proxy Statement	Section 3.4
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(d)
Revocable Interests	Section 3.15(b)
rights-of-way	Section 3.15(b)
Risk Management Policy	Section 8.13
Sarbanes-Oxley Act	Section 3.5(a)
Schedule 13E-3	Section 3.4
SEC	Section 8.13
Securities Act	Section 3.1(c)
Series A Unit	Section 8.13
Series A Unit Consideration	Section 2.1(a)(iv)

Series A Unitholders	Section 8.13
Sherman Act	Section 8.13
Subsidiary	Section 8.13
SUN Entities	Section 8.13
Surviving Entity	Section 1.1(a)
SXL Entities	Section 8.13
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Unit Consideration	Section 2.1(a)(i)
Unit Majority	Section 8.13
Unit Option	Section 8.13
unit proceeds	Section 2.2(h)
WARN Act	Section 3.12(b)
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2015 (this “Agreement”), is by and among Regency Energy Partners LP, a Delaware limited partnership (“MLP”), Regency GP LP, a Delaware limited partnership and the general partner of MLP (“MLP GP” and, together with MLP, the “MLP Entities”), Energy Transfer Partners, L.P., a Delaware limited partnership (“Parent”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of Parent (“Parent GP” and, together with Parent, the “Parent Entities”), and, solely for purposes of Section 5.17 and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

W I T N E S S E T H:

WHEREAS, the Conflicts Committee (“MLP Conflicts Committee”) of the Board of Directors (the “MLP Managing GP Board”) of Regency GP LLC, a Delaware limited liability company and the general partner of MLP GP (the “MLP Managing GP”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the MLP Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein) (the foregoing constituting MLP Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the MLP Managing GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the MLP Conflicts Committee, at a meeting duly called and held, the MLP Managing GP Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, (b) directed that this Agreement be submitted to a vote of the Limited Partners (as defined herein) and the limited partners of MLP GP, and (c) resolved to recommend adoption of this Agreement by the Limited Partners;

WHEREAS, the Conflicts Committee (the “Parent Conflicts Committee”) of the Board of Directors (the “Parent Managing GP Board”) of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Parent GP (“Parent Managing GP”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of Parent and the Parent Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Parent Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the Parent Managing GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the Parent Conflicts Committee, at a meeting duly called and held, the Parent Managing GP Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, (b) directed that this Agreement be submitted to a vote of the Parent Limited Partners and the limited partners of Parent GP, and (c) resolved to recommend adoption of this Agreement by the Parent Limited Partners; and

WHEREAS, as a condition to the MLP Entities’ and Parent’s willingness to enter into this Agreement, subject to the terms and conditions set forth herein, ETE has agreed to cause Parent GP to execute and deliver an amendment to the Parent Partnership Agreement (the “Parent Partnership Agreement Amendment”), immediately prior to the Effective Time, providing for, among other things, (i) the reduction by the holders of the Parent Incentive Distribution Rights of (x) $20 million in quarterly distributions in respect of such rights for four consecutive quarters commencing with the first quarter for which the related record date occurs on or following the Closing and (y) $15 million in quarterly distributions in respect of such rights for the 16 consecutive quarters immediately thereafter, (ii) the creation and issuance of the Parent Preferred Units and (iii) a change in the definition of “Operating Surplus” to provide that such term shall include an amount equal to the operating surplus of MLP immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Effective Time, MLP shall be merged with and into Parent (the “Merger”), the separate limited partnership existence of MLP will cease, and Parent will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the GP Merger Effective Time, MLP GP shall be merged with and into Parent GP (the “GP Merger”), the separate limited partnership existence of MLP GP will cease, and Parent GP will continue its existence as a limited partnership under Delaware law as the surviving entity in the GP Merger.

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger and the GP Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Houston, Texas 77002 at 9:00 A.M., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as MLP and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time.

(a) Subject to the provisions of this Agreement, at the Closing, Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) Subject to the provisions of this Agreement, at the Closing, Parent GP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA (the “Certificate of GP Merger”) to be duly filed with the Secretary of State of the State of Delaware. The GP Merger will become effective at such time as the Certificate of GP Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MLP GP and Parent GP in writing and specified in the Certificate of GP Merger (the effective time of the GP Merger being hereinafter referred to as the “GP Merger Effective Time”). The parties hereto shall take all actions such that the GP Merger Effective Time shall be the same date and time as the Effective Time.

Section 1.4 Effects of the Mergers. The Merger and the GP Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of Parent as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.9.

(b) At the Effective Time, the Parent Partnership Agreement as in effect immediately prior to the Effective Time, and as amended by the Parent Partnership Agreement Amendment, shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.9.

ARTICLE II.

EFFECT ON UNITS

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of MLP GP, MLP, Parent GP, Parent or the holder of any securities of MLP:

(a) (i) Conversion of Common Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive (x) $0.32 in cash (the “Cash Consideration”) and (y) 0.4066 (the “Exchange Ratio”) Parent Units (the “Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(ii) Conversion of MLP General Partner Interest. The MLP General Partner Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive Parent GP Interests such that, immediately following consummation of the GP Merger, and assuming exchange and conversion of all the Common Units, Class F Units and Series A Units pursuant to this Section 2.1 and the Unit Options pursuant to Section 2.3, the Parent Percentage Interest represented by the Parent GP Interests shall equal the sum of (x) the Parent Percentage Interest represented by the Parent GP Interests immediately prior to the Effective Time, as adjusted to give effect to the issuance of Parent Units to be issued in connection with the Merger pursuant to Section 2.1 and Section 2.3, and (y) the MLP GP Percentage Interest. In connection therewith, Parent GP shall receive a right to any capital account in MLP associated with the MLP General Partner Interest immediately prior to the Merger.

(iii) Conversion of Class F Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, the Class F Units issued and outstanding as of immediately prior to the Effective Time shall be deemed to have been converted into an equal number of Common Units and such Common Units shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).

(iv) Conversion of Series A Units. Subject to Section 2.1(c), Section 2.2(h) and Section 2.4, each Series A Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive a Series A preferred unit representing a limited partner interest in Parent (a “Parent Preferred Unit”), a new class of units in Parent containing provisions substantially equivalent to the provisions set forth in Section 5.14 of the MLP Partnership Agreement without abridgement including, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Units have immediately prior to the Closing (the “Series A Unit Consideration”).

(b) Cancellation of MLP Incentive Distribution Rights. The MLP Incentive Distribution Rights outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist. In connection with such cancellation, Parent GP shall receive a right to any capital account in MLP associated with the MLP Incentive Distribution Rights immediately prior to the Merger.

(c) Cancellation of MLP-Owned Units. Any MLP Securities that are owned immediately prior to the Effective Time by MLP or any Subsidiary of MLP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled MLP Securities.

(d) Partnership Interests of the Surviving Entity. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the partnership interests in Parent that had been issued and are outstanding as of immediately prior to the Effective Time shall be unchanged and remain outstanding.

(e) Certificates. As of the Effective Time, all Common Units and Class F Units converted into the Merger Consideration and all Series A Units converted into the Series A Unit Consideration, as applicable, pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form (“Book-Entry Units”)) that immediately prior to the Effective Time represented any such Common Units, Class F Units or Series A Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, any distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional Parent Units to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as a Parent Limited Partner. Parent GP hereby consents to the admission (as a Parent Limited Partner) of each MLP Unitholder who is issued Parent Units or Parent Preferred Units in accordance with this Article II, upon the proper surrender of the Certificate representing Common Units, Class F Units or Series A Units, as applicable. Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Parent GP in its sole discretion) and the recording of the name of such Person as a limited partner of Parent on the books and records of Parent, such Person shall automatically and effective as of the Effective Time be admitted as a Parent Limited Partner and be bound by the Parent Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of Parent Units or Parent Preferred Units, as applicable, a MLP Unitholder confirms its agreement to be bound by all of the terms and conditions of the Parent Partnership Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to MLP (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and Series A Unit Consideration, as applicable. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units, Class F Units and Series A Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units, Class F Units and Series A Units, as applicable, were converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as MLP and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration or Series A Unit Consideration, as applicable, and cash in lieu of any fractional Parent Units payable pursuant to Section 2.2(h).

(b) Deposit. At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units, Class F Units, Series A Units and Unit Options, an amount of (x) Parent Units (which shall be in non-certificated book-entry form), (y) Parent Preferred Units (which shall be in non-certificated book-entry form) and (z) cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1(a), Section 2.3(b)

and Section 2.3(c), payable upon due surrender of the Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g), any Parent Units sufficient to pay any Merger Consideration and any Parent Preferred Units sufficient to pay any Series A Unit Consideration, in each case, that may be payable from time to time following the Effective Time. All cash and book-entry units representing Parent Units and Parent Preferred Units deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Series A Unit Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units, Class F Units, Series A Units or Unit Options entitled to receive such consideration or cash in lieu of fractional interests pursuant to Section 2.3(a) and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units, Class F Units, Series A Units or Unit Options entitled to receive such consideration in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.

(c) Exchange. Each holder of Common Units, Class F Units and Series A Units that have been converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (or effective affidavits of loss in lieu thereof), Book-Entry Unit or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) in the case of a Common Unitholder or Class F Unitholder, (x) the number of Parent Units representing, in the aggregate, the whole number of Parent Units that such holder has the right to receive in accordance with the provisions of this Article II and/or (y) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II, including the Cash Consideration, and (ii) in the case of a Series A Unitholder, the number of Parent Preferred Units representing, in the aggregate, the whole number of Parent Preferred Units that such holder has the right to receive in accordance with the provisions of this Article II. The Merger Consideration and Series A Unit Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or effective affidavits of loss in lieu thereof), Book-Entry Units or other evidence of Unit Options and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, Series A Unit Consideration, cash in lieu of fractional Parent Units or on any unpaid distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration or Series A Unit Consideration, as applicable. The Merger Consideration and Series A Unit Consideration paid upon surrender of Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, Class F Units, Series A

Units, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof), as the case may be, formerly represented by such Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof).

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit, or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate, Book-Entry Unit or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration or Series A Unit Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate, Book-Entry Unit or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration or Series A Unit Consideration, as applicable, shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, Book-Entry Unit or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of MLP of transfers of Common Units, Class F Units or Series A Units. From and after the Effective Time, the holders of Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) representing Common Units, Class F Units or Series A Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, Class F Units or Series A Units, as applicable, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders, Class F Unitholders, Series A Unitholders or holders of Unit Options 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Common Units, Class F Units, Unit Options or Series A Units for the Merger Consideration or Series A Unit Consideration, as applicable, in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration or Series A Unit Consideration, as applicable, in respect of such holder’s Common Units, Class F Units, Unit Options or Series A Units. Notwithstanding the foregoing, Parent and MLP shall not be liable to any Common Unitholder, Class F Unitholder, Series A Unitholder or holders of Unit Options for any Merger Consideration or Series A Unit Consideration, as applicable, duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration or Series A Unit

Consideration remaining unclaimed by Common Unitholders, Class F Unitholders, Series A Unitholders or holders of Unit Options immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to Parent Units or Parent Preferred Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) until such Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Units or Parent Preferred Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such Parent Units or Parent Preferred Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such Parent Units or Parent Preferred Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of Parent Units or Parent Preferred Units, all Parent Units or Parent Preferred Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional Parent Units or Parent Preferred Units shall be issued upon the surrender for exchange of Certificates, Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof). Notwithstanding any other provision of this Agreement, each holder of Common Units, Class F Units or Unit Options converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Unit (after taking into account all Certificates (or effective affidavits of loss in lieu thereof), Book-Entry Units or other evidence of Unit Options (or effective affidavits of loss in lieu thereof) delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional units representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “unit proceeds”) in one or more transactions of a number of Parent Units, such number equal to the excess of (i) the aggregate number of Parent Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole Parent Units to be distributed to the holders of Certificates pursuant to Section 2.2(c) (such excess, the “Excess Units”). The parties acknowledge that payment of the cash unit proceeds in lieu of issuing certificates or scrip for fractional units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional units. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Common Units, Class F Units or Unit Options that would otherwise receive fractional Parent Units, shall sell the Excess Units at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and such sales shall be executed in round lots to the extent practicable. Until the unit proceeds of such sale or sales have been distributed to the holders of such Common Units, Class F Units or Unit Options, or the Exchange Fund is terminated, the Exchange Agent shall hold such unit proceeds in trust for the benefit of the holders of such Common Units, Class F Units and Unit Options (the “Fractional Unit Proceeds”). The Exchange Agent shall determine the portion of the Fractional Unit Proceeds to which each holder of such Common Units, Class F Units or Unit Options shall be entitled, if any, by multiplying the amount of the aggregate unit proceeds comprising the Fractional Unit Proceeds by a fraction, the numerator of which is the amount of the fractional unit interest to which such holder of such Common Units, Class F Units or Unit Options would otherwise be entitled and the denominator of which is the aggregate amount of fractional unit interests to which all holders of such Common Units, Class F Units or Unit Options would otherwise be entitled.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Series A Unit Consideration to be paid in respect of the Common Units, Class F Units or Series A Units, as applicable, represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. Parent and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a Common Unitholder, Class F Unitholder or Series A Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units, Class F Units, Series A Units and Unit Options, as applicable, in respect of whom such withholding was made. If withholding is taken in Parent Units, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k) Tax Characterization of Merger and Cash Received. MLP and Parent each acknowledges and agrees that for federal income Tax purposes the transactions consummated pursuant to this Agreement will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby MLP will be the terminating partnership and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of MLP to Parent in exchange for the Merger Consideration, the Series A Unit Consideration, the cash received in lieu of fractional Parent Units and the assumption of liabilities. To the maximum extent possible, the Cash Consideration and any cash received in lieu of fractional Parent Units shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the Cash Consideration and any cash received in lieu of fractional Parent Units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each of MLP and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

Section 2.3 Treatment of Phantom Units, Unit Options, Cash Units and Equity Plans. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the MLP Managing GP Board (or, if appropriate, any committee administering any MLP Equity Plans) will adopt resolutions, and MLP will take all other actions as may be necessary or required in accordance with applicable Law and each MLP Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(a) Treatment of Phantom Units. Except as otherwise expressly provided in the terms of a particular award or as provided in Section 5.2(a)(viii)(E) of the MLP Disclosure Schedule, each award of Phantom Units that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive Common Units and shall be converted, at the Effective Time, into the right to receive (i) the Cash Consideration, (ii) an award of phantom units relating to Parent Units (a “Converted Parent Phantom Unit Award”) on the same terms and conditions as were applicable to the corresponding award of Phantom Units, except that the number of Parent Units covered by each such Converted Parent Phantom Unit Award shall be equal to the number of Common Units subject to the corresponding award of Phantom Units multiplied by the Exchange Ratio, rounded down to the nearest whole unit, and (iii) in respect of the fractional phantom unit not received as a result of the rounding described in clause (ii) above, a cash payment, less applicable withholdings, equal to the applicable fractional amount multiplied by the closing price of a Parent Unit on the NYSE on the last trading day prior to the Closing Date. For the avoidance of doubt, any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each Phantom Unit will carry over and be paid to the holder upon, and subject to, the vesting of the Converted Parent Phantom Unit that corresponds to the Phantom Unit to which such distribution equivalent amounts related.

(b) Treatment of Unit Options. Each Unit Option that is outstanding and “in-the-money” on the Closing Date (i.e., having a per unit exercise price greater than the closing price of a Common Unit on the NYSE on the last trading day prior to the Closing Date) immediately prior to the Effective Time (whether or not vested) shall be deemed to have been exercised on a net-issuance (i.e., cashless) basis immediately prior to the Effective Time and each net issued Common Unit deemed to have been issued will be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i) on the terms generally applicable to issued and outstanding Common Units, except as provided in this Section 2.3(b) (such consideration the “Option Consideration”). Unless a recipient of Option Consideration shall have remitted to Parent GP or its applicable Affiliate the amount required to be withheld with respect to the payment of the Option Consideration under the Code or any provision of state, local or foreign tax Law, the Option Consideration to be received by such holder shall be reduced by the amount required to be deducted and withheld with respect to such payment. Such reduction shall come first from the Cash Consideration portion of the Option Consideration payable to the holder of the Unit Option (and from the cash payment, if any, described in the last sentence of this Section 2.3(b)), and if such amount is insufficient to satisfy the amount required to be deducted and withheld with respect to the payment of the Option Consideration, then the Unit Consideration portion of the Option Consideration shall be reduced by a number of Parent Units equal to (i) the remaining amount required to be deducted and withheld, divided by (ii) the closing price of one Parent Unit on the NYSE on the last trading day prior to the Closing Date. Subject to the foregoing but notwithstanding any other provision of this Agreement to the contrary, any Cash Consideration portion of the Option Consideration will be remitted to and paid through the ordinary payroll processes of the MLP GP or its successor or applicable Affiliate as soon as practicable after the Closing Date. Each outstanding Unit Option that is not “in-the-money” as of the Closing Date shall be mandatorily surrendered to the MLP and canceled and terminated at the Effective Time for no consideration. In the event that the deemed exercise described in this Section 2.3(b) would result in the holder of the Unit Option being deemed to hold a fractional Common Unit, that holder shall not receive such fractional unit and shall instead receive cash equal to the value of such fractional unit based on the closing price of a Common Unit on the NYSE on the last trading day prior to the Closing Date, less applicable withholdings.

(c) Treatment of Cash Units. Each award of Cash Units that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive an amount of cash based on the fair market value of the Common Units and shall be converted, at the Effective Time, into the right to receive (i) the Cash Consideration, (ii) an award of restricted cash units relating to Parent Units (a “Converted Parent Cash Unit Award”) on the same terms and conditions as were applicable to the corresponding award of Cash Units, except that the number of notional units that upon vesting entitles the holder to receive an amount of cash equal to the fair market value of a Parent Unit shall be equal to the number of notional Common Units related to the corresponding award of Cash Units multiplied by the Exchange Ratio, rounded down to the nearest whole unit, and (iii) in respect of the fractional restricted cash unit not received as a result of the rounding described in clause (ii) above, a cash payment, less applicable withholdings, equal to the applicable fractional amount multiplied by the closing price of a Parent Unit on the NYSE on the last trading day prior to the Closing Date. MLP Managing GP will cause the compensation committee of its board of directors to adopt prior to the Effective Time an amendment to the Regency Energy Partners LP Long-Term Incentive Cash Restricted Unit Plan to permit the treatment of Cash Units as provided herein.

(d) Assumption of MLP Equity Plans. As of the Effective Time, Parent shall assume the obligations of MLP under the MLP Equity Plans and shall assume such plans for purposes of employing such plans to make grants of equity based awards on Parent Units following the Closing.

Section 2.4 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Class F Units,

Series A Units or Parent Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, each of the Cash Consideration, the Exchange Ratio and the Series A Unit Consideration shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units, Class F Units and Series A Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger, the GP Merger or the other transactions contemplated hereby.

Section 2.6 Effect of the GP Merger. By virtue of the GP Merger and without any action on the part of MLP GP, Parent GP or their respective partners: (i) the general partner interest and limited partner interest of MLP GP issued and outstanding immediately prior to the GP Merger Effective Time shall be canceled and cease to exist, and no former partner of MLP GP, in its capacity as such, shall have any partnership or other interest in the surviving limited partnership of the GP Merger, (ii) the general partner interest and limited partner interest of Parent GP issued and outstanding immediately prior to the GP Merger Effective Time shall not be affected and shall remain issued and outstanding as the partnership interests of the surviving limited partnership in the GP Merger, and (iii) the Parent Managing GP and ETE shall continue as the sole general partner and limited partner, respectively, of Parent GP following the GP Merger Effective Time. At the Effective Time, (x) the certificate of limited partnership of Parent GP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the surviving limited partnership in the GP Merger from and after the Effective Time, and thereafter may be amended as provided therein or by Law and (y) the agreement of limited partnership of Parent GP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the surviving limited partnership in the GP Merger from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MLP

Except as disclosed in (a) the MLP SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such MLP SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such MLP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such MLP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an MLP Material Adverse Effect), MLP represents and warrants to Parent as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of MLP, MLP GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on MLP (an “MLP Material Adverse Effect”).

(b) Each of MLP, MLP GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an MLP Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of MLP that are owned directly or indirectly by MLP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except for those of the MLP Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by MLP.

(d) MLP has made available to Parent correct and complete copies of its certificate of limited partnership and the MLP Partnership Agreement (the “MLP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “MLP Subsidiary Documents”), in each case as amended to the date of this Agreement. All such MLP Charter Documents are in full force and effect and MLP is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on January 23, 2015, MLP has no MLP Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 410,923,159 Common Units; (ii) no Common Units held by MLP in its treasury; (iii) 6,274,483 Class F Units; (iv) 1,912,569 Series A Units; (v) the MLP Incentive Distribution Rights; (vi) the MLP General Partner Interest; (vii) 2,180,131 Common Units issuable upon the settlement of outstanding Phantom Units and (viii) Unit Options as set forth on Section 3.2(a) of the MLP Disclosure Schedule. Section 3.2(a) of the MLP Disclosure Schedule sets forth the following information with respect to the outstanding Unit Options on a per Unit Option basis: (i) the grant date and (ii) the number of Common Units subject to the Unit Option. All outstanding Common Units, Class F Units, Series A Units, the MLP Incentive Distribution Rights have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights. Except as set forth above in this Section 3.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any MLP Partnership Interests or other partnership interests, voting securities or other equity interests of MLP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any MLP Partnership Interests or other partnership interests, voting securities or other equity interests of MLP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since the Balance Sheet Date to the date of this Agreement, MLP has not issued any MLP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any MLP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). None of MLP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of MLP (other than, with respect to the MLP Joint Ventures, as set forth in the definitive agreements for such MLP Joint Ventures). Except (i) as set forth in the MLP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under MLP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of MLP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any MLP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any MLP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of MLP or any of its Subsidiaries (other than, with respect to the MLP Joint Ventures, as set forth in the definitive agreements for such MLP Joint Ventures).

(c) MLP GP is the sole general partner of MLP. MLP GP is the sole record and beneficial owner of the MLP General Partner Interest, and such MLP General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the MLP Partnership Agreement. MLP GP owns the MLP General Partner Interest free and clear of any Liens.

(d) MLP Managing GP is the sole general partner of MLP GP. MLP Managing GP is the sole record and beneficial owner of the general partner interest in MLP GP and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of MLP GP. MLP Managing GP owns the general partner interest in MLP GP free and clear of any Liens.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the MLP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the MLP Unitholder Approval for the Merger. The execution, delivery and performance by the MLP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the MLP Managing GP Board, which, at a meeting duly called and held, has, on behalf of MLP and MLP GP, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, and (ii) resolved to submit the Agreement to a vote of the MLP Limited Partners and limited partners of MLP GP and to recommend adoption of this Agreement by the MLP Limited Partners, and except for obtaining the MLP Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the MLP Entities is necessary to authorize the execution, delivery and performance by the MLP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. The limited partners of MLP GP have unanimously approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MLP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the MLP Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the MLP Entities nor the consummation by the MLP Entities of the transactions contemplated hereby, nor compliance by the MLP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the MLP Unitholder Approval is obtained, conflict with or violate any provision of the MLP Charter Documents, the MLP GP Charter Documents, the MLP Managing GP Charter Documents or any of the MLP Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the MLP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MLP or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, MLP or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or MLP Permit (including any Environmental Permit) to which MLP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of MLP or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an MLP Material Adverse Effect.

(c) The affirmative vote or consent of the holders of a Unit Majority at the MLP Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “MLP Unitholder Approval”) is the only vote or approval of the holders of any class or series of MLP Partnership Interests or other partnership interests, equity interests or capital stock of MLP or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a joint proxy statement with the SEC in connection with the Merger (the “Proxy Statement”) and the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the MLP Limited Partners (as amended or supplemented, the “Schedule 13E-3”), (ii) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by MLP and MLP GP and the consummation by MLP and MLP GP of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an MLP Material Adverse Effect.

Section 3.5 MLP SEC Documents; Undisclosed Liabilities.

(a) MLP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2012 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “MLP SEC Documents”). The MLP SEC Documents, as of their respective effective dates (in the case of the MLP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other MLP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such MLP SEC Documents, and none of the MLP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the MLP SEC Documents. To the Knowledge of MLP, none of the MLP SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of MLP included in the MLP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment)

comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MLP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to MLP and its consolidated Subsidiaries, taken as a whole).

(c) MLP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to MLP, including its consolidated Subsidiaries, required to be disclosed by MLP in the reports that it files or submits under the Exchange Act is accumulated and communicated to MLP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by MLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. MLP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to MLP’s auditors and the audit committee of the MLP Managing GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect MLP’s ability to record, process, summarize and report financial data and have identified for MLP’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in MLP’s internal controls. The principal executive officer and the principal financial officer of MLP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the MLP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of MLP has completed its assessment of the effectiveness of MLP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. To the Knowledge of MLP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of MLP and its Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the MLP SEC Documents filed by MLP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither MLP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of MLP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Neither MLP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among MLP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, MLP in MLP’s published financial statements or any MLP SEC Documents.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an MLP Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, MLP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither MLP nor any of its Subsidiaries has taken any action described in Section 5.2(a)(ii), (iii), (v), (vi), (vii), (ix), (xiv) or (xv) (but, with respect to (vii), disregarding the proviso to Section 5.2(a)(vii)(A)(1), and with respect to (xv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of MLP, threatened) by any Governmental Authority with respect to MLP or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of MLP, threatened) against MLP or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against MLP or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.8 Compliance with Laws; Permits.

(a) MLP and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(b) MLP and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for MLP and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “MLP Permits”), except where the failure to have any of the MLP Permits would not have, individually or in the aggregate, an MLP Material Adverse Effect. All MLP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an MLP Material Adverse Effect. No suspension or cancellation of any of the MLP Permits is pending or, to the Knowledge of MLP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an MLP Material Adverse Effect. MLP and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any MLP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an MLP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of MLP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of MLP or any of its Subsidiaries under, any MLP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any MLP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), MLP, each of its Subsidiaries, and, to the Knowledge of MLP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to MLP or its Subsidiaries; (ii) has not, to the Knowledge of MLP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of MLP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to MLP Unitholders and Parent Unitholders, and at the time of the MLP Unitholders Meeting and Parent Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to MLP or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by MLP or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to MLP or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of MLP or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of MLP or any of its Subsidiaries, (vii) there is no written claim against MLP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to MLP or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to MLP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of MLP or any of its Subsidiaries, (ix) none of MLP or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of MLP or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by MLP or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of MLP or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than MLP or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) MLP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) MLP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xiv) at least 90% of the gross income of MLP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the MLP Disclosure Schedule lists all material MLP Benefit Plans. “MLP Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by MLP or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of MLP or its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, (i) none of MLP, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of MLP, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan, and (ii) none of MLP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c) Except for such claims which would not have, individually or in the aggregate, an MLP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of MLP, threatened (i) with respect to any MLP Benefit Plan other than claims for benefits in the ordinary course, (ii) alleging any breach of the material terms of any MLP Benefit Plan or any fiduciary duties with respect thereto or (iii) with respect to any violation of any applicable Law with respect to such MLP Benefit Plan.

(d) Each MLP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an MLP Material Adverse Effect.

(e) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, with respect to any MLP Benefit Plan, all contributions, premiums and other payments due from any of MLP or its Subsidiaries required by Law or any MLP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 3.12 Labor Matters.

(a) None of the employees of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries is represented in his or her capacity as an employee of MLP, MLP GP or such Subsidiary by any labor organization. None of MLP, MLP GP, MLP Managing GP or any such Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries, nor has MLP, MLP GP, MLP Managing GP or any such Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries.

(b) Except for such matters which would not have, individually or in the aggregate, an MLP Material Adverse Effect, none of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of MLP and MLP GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an MLP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries, (ii) to the Knowledge of MLP and MLP GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of MLP or MLP GP, threatened against MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of MLP or MLP GP, threatened with respect to any employees of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries. None of MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by MLP, MLP GP, MLP Managing GP or any of their respective Subsidiaries that would have, individually or in the aggregate, an MLP Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an MLP Material Adverse Effect, MLP, MLP GP, MLP Managing GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect: (i) each of MLP and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by MLP or any of its Subsidiaries, or to the Knowledge of MLP, any other Person in any manner that would reasonably be expected to give rise to MLP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of MLP, threatened against MLP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of MLP, formerly owned, operated or leased by or for MLP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to MLP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by MLP or any of its Subsidiaries or as a result of any operations or activities of MLP or any of its Subsidiaries.

Section 3.14 Contracts.

(a) Section 3.14(a) of the MLP Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, shall not include any MLP Benefit Plan) to which any of MLP or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “MLP Material Contract”):

(i) each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000, other than Contracts solely between or among MLP and one or more of its Subsidiaries;

(ii) each guarantee by MLP of any obligation of any Person that is not MLP or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii) each natural gas or oil transportation, gathering, treating, processing or other Contract, each natural gas liquids or oil fractionation, transportation, purchase, sales or storage Contract and each natural gas, oil, coal or mineral purchase and sales or lease Contract that during the 12 months ended September 30, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues or payments by MLP and its Subsidiaries in excess of $25,000,000 in the aggregate;

(iv) each Contract for lease of personal property or real property involving aggregate payments in excess of $10,000,000 in any calendar year;

(v) each Contract between any of MLP or any of its Subsidiaries, on the one hand, and any MLP Unitholder holding 5% or more of MLP’s issued and outstanding Common Units, on the other hand;

(vi) each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of Parent or any of its Subsidiaries (including MLP’s Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(vi), a “Non-Competition Agreement”);

(vii) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties that are material to MLP and its Subsidiaries, taken as a whole;

(viii) each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil, condensate and coal (each Contract described in this Section 3.14(a)(viii), a “Commodity Derivative Instrument”);

(ix) each material partnership, joint venture or limited liability company agreement to which MLP or any of its Subsidiaries is a party, and each Contract between MLP or any of its Subsidiaries and an MLP Joint Venture;

(x) each collective bargaining agreement to which MLP or any of its Subsidiaries is a party or is subject;

(xi) each Contract under which any of MLP or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000; and

(xii) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect: (i) each MLP Material Contract is valid and binding on MLP and its Subsidiaries, as applicable, and is in full force and effect; (ii) MLP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each MLP Material Contract; (iii) neither MLP nor any of its Subsidiaries has received written notice of, or to the Knowledge of MLP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of MLP or any of its Subsidiaries under any such MLP Material Contract; and (iv) to the Knowledge of MLP, as of the date of this Agreement no other party to any MLP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c) Neither the execution and delivery of this Agreement by MLP, nor the consummation by MLP of the transactions contemplated hereby, nor compliance by MLP with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by MLP or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of an MLP Joint Venture.

Section 3.15 Property.

(a) Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, MLP or a Subsidiary of MLP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, all leases under which MLP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against MLP or any of its Subsidiaries and, to the Knowledge of MLP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by MLP or any of its Subsidiaries or, to the Knowledge of MLP, the counterparties thereto, or, to the Knowledge of MLP, any event which, with notice or lapse of time or both, would become a material default by MLP or any of its Subsidiaries, or, to the Knowledge of MLP, the counterparties thereto.

(b) MLP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an MLP Material Adverse Effect. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, each of MLP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right (collectively, “Revocable Interests”).

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, either MLP or a Subsidiary of MLP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “MLP Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, (i) there are no pending or, to the Knowledge of MLP, threatened claims by any Person alleging infringement or misappropriation by MLP or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of MLP, the conduct of the business of MLP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither MLP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the MLP Intellectual Property, and (iv) to the Knowledge of MLP, no Person is infringing or misappropriating any MLP Intellectual Property.

Section 3.17 Insurance. MLP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the MLP Disclosure Schedule lists the annual premiums paid by MLP for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an MLP Material Adverse Effect, none of MLP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18 Opinion of Financial Advisor. The MLP Conflicts Committee has received the opinion of J.P. Morgan Securities LLC (the “MLP Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the MLP Unaffiliated Unitholders (the “MLP Fairness Opinion”). MLP has been authorized by the MLP Financial Advisor to permit the inclusion of the MLP Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statement and the Schedule 13E-3.

Section 3.19 Brokers and Other Advisors. Except for the MLP Financial Advisor, the fees and expenses of which will be paid by MLP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of MLP or any of its Subsidiaries. MLP has heretofore made available to Parent a correct and complete copy of MLP’s engagement letters with the MLP Financial Advisor, which letters describe all fees payable to the MLP Financial Advisor, in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the MLP Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.20 State Takeover Statutes. The action of the MLP Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the MLP Partnership Agreement. There is no unitholder rights plan in effect, to which MLP is a party or otherwise bound.

Section 3.21 Regulatory Matters.

(a) None of MLP or any of its Subsidiaries owns or operates facilities subject to the Federal Energy Regulatory Commission under the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”) or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), and there are no proceedings pending, or to the Knowledge of MLP, threatened, alleging that MLP or any of its Subsidiaries is in material violation of the NGA, or the NGPA.

(b) None of MLP or any of its Subsidiaries nor any of the services provided by MLP or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Knowledge of MLP, threatened, alleging that MLP or any of its Subsidiaries is in material violation of the ICA.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither MLP nor any other Person makes or has made any express or implied representation or warranty with respect to MLP or with respect to any other information provided to Parent in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither MLP nor any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in (a) the Parent SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to MLP (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Parent Material Adverse Effect), Parent represents and warrants to MLP as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Parent GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b) Each of Parent, Parent GP and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for those of the Parent Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by Parent.

(d) Parent has made available to MLP correct and complete copies of its certificate of limited partnership and the Parent Partnership Agreement (the “Parent Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “Parent Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Parent Charter Documents are in full force and effect and Parent is not in violation of any of their provisions.

Section 4.2 Capitalization.

(a) As of the close of business on January 23, 2015, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 355,510,227 Parent Units, (ii) 8,853,832 Class E Units representing limited partner interests in Parent (“Parent Class E Units”), (iii) 90,706,000 Class G Units representing limited partner interests in Parent (“Parent Class G Units”), (iv) 50,106,000 Class H Units representing limited partner interests in Parent (“Parent Class H Units”), (v) the Parent Incentive Distribution Rights and (vi) the general partner interest in Parent (“Parent GP Interest”). Section 4.2(a) of the Parent Disclosure Schedule sets forth the number of Parent Units that were issuable pursuant to employee and director equity plans of Parent (“Parent Equity Plans”) as of January 23, 2015, including the number of Parent Units that were subject to outstanding awards under the Parent Equity Plans as of such date. Except (A) as set forth above in this Section 4.2(a), (B) as otherwise expressly permitted by Section 5.2(b) or (C) as contemplated by that certain Exchange and Repurchase Agreement dated as of December 23, 2014, among Parent, ETE and ETE Common Holdings, LLC, a Delaware limited liability company (the “Exchange and Repurchase Agreement”), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any limited partnership interests, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Parent

Partnership Interests or other partnership interests, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures). Except (i) as set forth in the Parent Charter Documents, as in effect as of the date of this Agreement, (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement or (iii) in connection with the Exchange and Repurchase Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures).

(c) Parent GP is the sole general partner of Parent. Parent GP is the sole record and beneficial owner of the Parent GP Interest, and such Parent GP Interest has been duly authorized and validly issued in accordance with applicable Law and the Parent Partnership Agreement. Parent GP owns the Parent GP Interest free and clear of any Liens.

(d) Parent Managing GP is the sole general partner of Parent GP. Parent Managing GP is the sole record and beneficial owner of the general partner interest in Parent GP and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of Parent GP. Parent Managing GP owns the general partner interest in Parent GP free and clear of any Liens.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the Parent Unitholder Approval. The execution, delivery and performance by the Parent Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the Parent Managing GP Board, which, at a meeting duly called and held, has, on behalf of Parent and Parent GP, unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, and (ii) resolved to submit the Agreement to a vote of the Parent Limited Partners and limited partners of Parent GP and to recommend adoption of this Agreement by the Parent Limited Partners, and except for obtaining the Parent Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the Parent Entities is necessary to authorize the execution, delivery and performance by the Parent Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. The limited partners of Parent GP have unanimously approved the adoption of this Agreement and the consummation of the transaction contemplated hereby. This Agreement has been, and the Parent Partnership Agreement Amendment will be, duly executed and delivered by the applicable Parent Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, and the Parent Partnership Agreement Amendment will constitute, a legal, valid and binding obligation of each of the applicable Parent Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Parent Entities, nor the consummation by the Parent Entities of the transactions contemplated hereby, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Parent Charter Documents, the Parent GP Charter Documents, the Parent Managing GP Charter Documents or any of the Parent Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or Parent Permit (including any Environmental Permit) to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The affirmative vote or consent of the holders of a Parent Unit Majority at the Parent Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “Parent Unitholder Approval”) is the only vote or approval of the holders of any class or series of Parent Partnership Interests or other partnership interests, equity interests or capital stock of Parent or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

(d) Except for the ownership of 31,372,419 Common Units and 6,274,483 Class F Units, none of the Parent Entities or any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of MLP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (ii) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2012 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit and risk committee of the Parent Managing GP Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. To the Knowledge of Parent, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), Parent, each of its Subsidiaries, and, to the Knowledge of Parent, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not, to the Knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of Parent, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) None of Parent or any of its Subsidiaries has any liabilities under the WARN Act that would have, individually or in the aggregate, a Parent Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of MLP set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, on the date it is first mailed to MLP Unitholders and Parent Unitholders, and at the time of the MLP Unitholders Meeting and Parent Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement, Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of MLP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (vii) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries, (ix) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise, (xii) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, and (xiv) at least 90% of the gross income of Parent for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (ii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or involving any real property currently or, to the Knowledge of Parent, formerly owned, operated or leased by or for Parent or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Knowledge of Parent, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.12 Contracts.

(a) Except for this Agreement, the Parent Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000 (all contracts of the type described in this Section 4.12(a) being referred to herein as “Parent Material Contracts”).

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries has received written notice of, or to the Knowledge of Parent, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract; and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to any employees of Parent and any of its Subsidiaries.

Section 4.13 Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and, to the Knowledge of Parent, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or, to the Knowledge of Parent, any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, the counterparties thereto.

(b) Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14 Opinion of Financial Advisor. The Parent Conflicts Committee has received the opinion of Barclays Capital Inc. (the “Parent Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration to be paid by Parent is fair to Parent (the “Parent Fairness Opinion”). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statement and the Schedule 13E-3.

Section 4.15 Brokers and Other Advisors. Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.16 State Takeover Statutes. The action of the Parent Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the Parent Partnership Agreement.

Section 4.17 Financing. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger, including the aggregate Cash Consideration.

Section 4.18 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent Entities or with respect to any other information provided to MLP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to MLP or any other Person resulting from the distribution to MLP (including its Representatives), or MLP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to MLP in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V.

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Registration Statement, the Proxy Statement and the Schedule 13E-3; MLP Unitholders Meeting; Parent Unitholders Meeting.

(a) As soon as practicable following the date of this Agreement, MLP and Parent shall jointly prepare and file with the SEC the Proxy Statement, MLP and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, and MLP and Parent shall jointly prepare and MLP shall file with the SEC the Schedule 13E-3. Each of MLP and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. MLP and Parent shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the MLP Unitholders and Parent Unitholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by MLP or Parent, and no filing of, or amendment or supplement to, the Schedule 13E-3 will be made by MLP, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to MLP or Parent, or any of their respective Affiliates, directors or officers, is discovered by MLP or Parent that should be set forth in an amendment or supplement to any of the Registration Statement, the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the MLP Unitholders and Parent Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statement, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Schedule 13E-3 or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) MLP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the MLP Unitholders (the “MLP Unitholders Meeting”) for the purpose of obtaining the MLP Unitholder Approval. Subject to Section 5.3, MLP shall, through the MLP Managing GP Board, recommend to the MLP Unitholders adoption of this Agreement (the “MLP Board Recommendation”). Unless the MLP Managing GP Board has effected an MLP Adverse Recommendation Change in accordance with Section 5.3, MLP shall use its reasonable best efforts to solicit from the MLP Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the MLP Unitholder Approval. The Proxy Statement shall include a copy of the MLP Fairness Opinion and (subject to Section 5.3) the MLP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, MLP shall submit this Agreement for approval by the MLP Unitholders at such MLP Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, MLP may postpone or adjourn the MLP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the MLP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that MLP has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the MLP Unitholders prior to the MLP Unitholders Meeting and (iv) if MLP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

(c) Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Unitholders (the “Parent Unitholders Meeting”) for the purpose of obtaining the Parent Unitholder Approval. Parent shall, through the Parent Managing GP Board, recommend to the Parent Unitholders adoption of this Agreement (the “Parent Board Recommendation”). Unless the Parent Managing GP Board has effected a Parent Adverse Recommendation Change in accordance with Section 5.4, Parent shall use its reasonable best efforts to solicit from the Parent Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Parent Unitholder Approval. The Proxy Statement shall include a copy of the Parent Fairness Opinion and the Parent Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, Parent will submit this Agreement for approval by the Parent Unitholders at such Parent Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Unitholders prior to the Parent Unitholders Meeting and (iv) if Parent has delivered any notice contemplated by Section 5.4(d) and the time periods contemplated by Section 5.4(d) have not expired.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the MLP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any MLP Material Contract in effect as of the date of this Agreement (including the MLP Partnership Agreement) or (v) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, MLP shall, and shall cause each of its Subsidiaries and the MLP Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material MLP Permits and all material insurance policies maintained by MLP, its Subsidiaries and the MLP Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all MLP Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the MLP Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any MLP Material Contract in effect as of the date of this Agreement (including the MLP Partnership Agreement) or (v) as agreed in writing by Parent (in the case of clauses (iii), (iv), (v), (vi), (vii), (viii), (xii), (xiii), (xiv) and (xv) below (but, with respect to (xv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(iv), such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, MLP shall not, and shall not permit any of its Subsidiaries and the MLP Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; provided, that MLP may grant new awards of Phantom Units under the MLP Equity Plans to employees and other service providers of MLP, MLP GP and their Affiliates in the ordinary course of business consistent with past practices, and may issue Common Units (x) upon the settlement of any Phantom Units or the exercise of Unit Options, in each case which are outstanding on the date of this Agreement and in accordance with the terms thereof, (y) upon the conversion of the Class F Units or Series A Units to Common Units in accordance with the MLP Partnership Agreement or (z) the issuance and sale from time to time of up to $500 million aggregate amount of Common Units pursuant to MLP’s prospectus supplement dated December 24, 2014 and accompanying base prospectus (Registration No. 333- 201030); (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability interests, shares of capital stock, voting securities or equity interests, except in connection with the settlement of or Tax withholding with respect to any Phantom Units or Unit Options, in each case which are outstanding on the date of this Agreement and in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Class F Units, Series A Units or other Partnership Interests, or otherwise make any payments to the MLP Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of MLP to its parent, (y) MLP’s regular quarterly distribution in an amount not to exceed $0.5025 per Common Unit or (z) MLP’s regular quarterly distribution with respect to the Series A Units in accordance with Section 5.15(b)(ii) of the MLP Partnership Agreement), or (D) split, combine, subdivide or reclassify any Common Units, Class F Units, Series A Units or other Partnership Interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MLP or any of its Subsidiaries or the MLP Joint Ventures, other than (w) borrowings under MLP’s Seventh Amended and Restated Credit Agreement, dated as of November 24, 2014, by and among Regency Gas Services LP, MLP, the other guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other financial institutions party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(A)(w) not in excess of the amount set forth in Section 5.2(a)(ii)(A)(w) of the MLP Disclosure Schedule (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) not under the Existing Credit Facility), MLP and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) borrowings by MLP in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $50,000,000 in the aggregate, (y) borrowings from MLP or any of its Subsidiaries by MLP or any of its Subsidiaries and (z) repayments of borrowings from MLP or any of its Subsidiaries by MLP or any of its Subsidiaries and guarantees by MLP or any of its Subsidiaries of indebtedness of MLP or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of MLP or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from MLP or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $25,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(w) of the MLP Disclosure Schedule, correct and complete copies of which have been made available to Parent and other potential transactions listed on Section 5.2(a)(iii)(w) of the MLP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to MLP or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $100,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the MLP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $50,000,000;

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to MLP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an MLP Material Contract (provided that, for purposes of this Section 5.2(a)(vii)(A)(1), the $25,000,000 threshold in Section 3.14(a)(iii) shall be deemed to be a $10,000,000 threshold) if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any MLP Material Contract, or (B) (w) waive any material rights under any MLP Material Contract, (x) enter into or extend the term or scope of any MLP Material Contract that materially restricts MLP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any MLP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of MLP or any of its material Subsidiaries;

(viii) except in the ordinary course of business of as required by the terms, as of the date hereof, of any MLP Benefit Plan, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any MLP Benefit Plan or any other agreement or arrangement which would be an MLP Benefit Plan if it were in effect on the date of this Agreement, (E) except as provided in Section 5.2(a)(viii)(E) of the MLP Disclosure Schedule, accelerate the vesting or payment of any compensation or benefits under any MLP Benefit Plan or (F) fund any MLP Benefit Plan or trust relating thereto;

(ix) (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(x) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the MLP Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of MLP);

(xiii) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xiv) take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any Parent Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by MLP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time Parent shall, and shall cause each of its Subsidiaries (other than the SXL Entities and the SUN Entities) to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by Parent, its Subsidiaries (other than the SXL Entities and the SUN Entities), other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any Parent Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by MLP (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not and shall not permit any of its Subsidiaries (other than the SXL Entities and the SUN Entities) to:

(i) (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (w) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof (it being understood that nothing in this Agreement shall restrict the granting of any awards under the Parent Equity Plans); (x) issuances of up to $1.0 billion in connection with a transaction involving the acquisition of assets or equity interests; (y) issuances exceeding $1.0 billion in connection with a transaction involving the acquisition of assets or equity interests as to which the Parent Managing GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the Parent Unitholders (any transaction referred to in clauses (x) or (y), a “Parent Acquisition Transaction”) and (z) the issuance and sale from time to time of up to $1.5 billion aggregate amount of Parent Units pursuant to Parent’s prospectus supplement dated November 20, 2014 and accompanying base prospectus (Registration No. 333-199130); (B) redeem, purchase or otherwise acquire any of its outstanding limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any Parent Units, or otherwise make any payments to the Parent Unitholders in their capacity as such (other than (w) distributions by a direct or indirect Subsidiary of Parent to its parent, (x) Parent’s regular quarterly distributions and associated distributions to the Parent GP or (y) in connection with any Parent Acquisition Transaction); or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii) amend the Parent Charter Documents (other than amendments to the Parent Charter Documents (x) in connection with any Parent Acquisition Transaction or (y) that are approved by the General Partner or a Parent Unit Majority);

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent);

(iv) make, or permit any of its Subsidiaries to make, any acquisition of any other person or business that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger; or

(v) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation by MLP; Etc.

(a) MLP shall, and shall cause its Subsidiaries and use reasonable best efforts to cause MLP’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an MLP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of MLP or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible MLP Alternative Proposal. Except as permitted by this Section 5.3, (x) MLP shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an MLP Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the MLP Partnership Agreement, (iii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an MLP Alternative Proposal (an “MLP Acquisition Agreement”), or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the MLP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any MLP Alternative Proposal and (y) within five business days of receipt of a written request of Parent following the receipt by MLP of any MLP Alternative Proposal, MLP shall publicly reconfirm the MLP Board Recommendation; provided, that, in the event that Parent requests such public reconfirmation of the MLP Board Recommendation, then MLP may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the MLP Board Recommendation and provided, further, that Parent shall not be permitted to make such request on more than one occasion in respect of each MLP Alternative Proposal and each material modification to an MLP Alternative Proposal, if any (the taking of any action described in clause (x)(iv) or the failure to take the action described in clause (y) being referred to as an “MLP Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by MLP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by MLP unless such violation is committed without the Knowledge of MLP and MLP uses its reasonable best efforts to promptly cure such violation once MLP is made aware of such violation.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the MLP Unitholder Approval, (i) MLP has received a written MLP Alternative Proposal that the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee) believes is bona fide, (ii) the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such MLP Alternative Proposal constitutes or could reasonably be expected to lead to or result in an MLP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law and (iii) such MLP Alternative Proposal did not result from a material breach of this Section 5.3, then MLP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to MLP and its Subsidiaries to the Person making such MLP Alternative Proposal and (B) participate in discussions or negotiations regarding such MLP Alternative Proposal; provided that (x) MLP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless MLP has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Parent Confidentiality Agreement are to Parent and (y) MLP will provide to Parent non-public information about MLP or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of MLP set forth in this Section 5.3, MLP shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, MLP in respect of any MLP Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and MLP shall promptly provide Parent with copies of any additional written materials received by MLP or that MLP has delivered to any third party making an MLP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the MLP Unitholder Approval, the MLP Managing GP Board and the MLP Conflicts Committee may effect an MLP Adverse Recommendation Change in response to an MLP Alternative Proposal or an MLP Changed Circumstance if the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law and:

(i) if the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee) intends to effect such MLP Adverse Recommendation Change in response to an MLP Alternative Proposal:

(A) such MLP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such MLP Alternative Proposal constitutes an MLP Superior Proposal after giving effect to all of the adjustments offered by Parent pursuant to clause (E) below;

(C) MLP has provided prior written notice to Parent in accordance with Section 8.9 (the “MLP Superior Proposal Notice”) of the MLP Managing GP Board’s intention to effect an MLP Adverse Recommendation Change, and such MLP Superior Proposal Notice has specified the identity of the Person making such MLP Alternative Proposal, the material terms and conditions of such MLP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by MLP in connection with such MLP Alternative Proposal;

(D) during the period that commences on the date of delivery of the MLP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “MLP Superior Proposal Notice Period”), MLP shall (1) negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP Managing GP Board not to effect an MLP Adverse Recommendation Change; and (2) keep Parent reasonably informed with respect to the status and changes in the material terms and conditions of such MLP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such MLP Alternative Proposal (it being agreed that any change in the purchase price in such MLP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent MLP Superior Proposal Notice and a subsequent MLP Superior Proposal Notice Period in respect of such revised MLP Alternative Proposal, except that such subsequent MLP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial MLP Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent MLP Superior Proposal Notice; and

(E) the MLP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the MLP Superior Proposal Notice Period, shall have determined in good faith that (i) such MLP Alternative Proposal continues to constitute an MLP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an MLP Adverse Recommendation Change would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii) if the MLP Managing GP Board intends to effect such MLP Adverse Recommendation Change in response to an MLP Changed Circumstance:

(A) MLP has provided prior written notice to Parent in accordance with Section 8.9 (the “MLP Recommendation Change Notice”) of the MLP Managing GP Board’s intention to effect an MLP Adverse Recommendation Change, and such MLP Recommendation Change Notice has specified the details of such MLP Changed Circumstance and the reasons for the MLP Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the MLP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “MLP Recommendation Change Notice Period”), MLP shall (i) negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the MLP Managing GP Board not to effect an MLP Adverse Recommendation Change; and (ii) keep Parent reasonably informed of any change in circumstances related thereto; and

(C) the MLP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by Parent and, at the end of the MLP Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the MLP Conflicts Committee) in good faith that the failure to effect an MLP Adverse Recommendation Change would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent MLP or the MLP Managing GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an MLP Alternative Proposal if the MLP Managing GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any MLP Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes MLP’s receipt of an MLP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an MLP Adverse Recommendation Change.

Section 5.4 No Solicitation by Parent; Etc.

(a) Parent shall, and shall cause its Subsidiaries and use reasonable best efforts to cause Parent’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Parent Alternative Proposal. Except as permitted by this Section 5.4, (x) Parent shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to a Parent Alternative Proposal (a “Parent Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to MLP, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal and (y) within five business days of receipt of a written request of MLP following the receipt by Parent of any Parent Alternative Proposal, Parent shall publicly reconfirm the Parent Board Recommendation; provided that, in the event that MLP requests such public reconfirmation of the Parent Board Recommendation, then Parent may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the Parent Board Recommendation and provided, further that MLP shall not be permitted to make such request on more than one occasion in respect of each Parent Alternative Proposal and each material modification to a Parent Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or the failure to take the action described in clause (y) being referred to as a “Parent Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.4 by Parent unless such violation is committed without the Knowledge of Parent and Parent uses its reasonable best efforts to promptly cure such violation once Parent is made aware of such violation.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Unitholder Approval, (i) Parent has received a written Parent Alternative Proposal that the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee) believes is bona fide, (ii) the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (B) failure to take such action would be inconsistent with its duties under the Parent Partnership Agreement or applicable Law and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Parent Confidentiality Agreement are to MLP and (y) Parent will provide to MLP non-public information about Parent or its Subsidiaries that was not previously provided or made available to MLP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of Parent set forth in this Section 5.4, Parent shall promptly advise MLP, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to MLP, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep MLP reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide MLP with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Parent Unitholder Approval, the Parent Managing GP Board and the Parent Conflicts Committee may effect a Parent Adverse Recommendation Change in response to a Parent Alternative Proposal or a Parent Changed Circumstance if the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the Parent Partnership Agreement or applicable Law and:

(i) if the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee) intends to effect such Parent Adverse Recommendation Change in response to a Parent Alternative Proposal:

(A) such Parent Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B) the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such Parent Alternative Proposal constitutes a Parent Superior Proposal after giving effect to all of the adjustments offered by MLP pursuant to clause (E) below;

(C) Parent has provided prior written notice to MLP in accordance with Section 8.9 (the “Parent Superior Proposal Notice”) of the Parent Managing GP Board’s intention to effect a Parent Adverse Recommendation Change, and such Parent Superior Proposal Notice has specified the identity of the Person making such Parent Alternative Proposal, the material terms and conditions of such Parent Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by Parent in connection with such Parent Alternative Proposal;

(D) during the period that commences on the date of delivery of the Parent Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “Parent Superior Proposal Notice Period”), Parent shall (1) negotiate with MLP in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the Parent Managing GP Board not to effect a Parent Adverse Recommendation Change; and (2) keep MLP reasonably informed with respect to the status and changes in the material terms and conditions of such Parent Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such Parent Alternative Proposal (it being agreed that any change in the purchase price in such Parent Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent Parent Superior Proposal Notice and a subsequent Parent Superior Proposal Notice Period in respect of such revised Parent Alternative Proposal, except that such subsequent Parent Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial Parent Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent Parent Superior Proposal Notice; and

(E) the Parent Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by MLP and, at the end of the Parent Superior Proposal Notice Period, shall have determined in good faith that (i) such Alternative Proposal continues to constitute a Parent Superior Proposal even if such revisions were to be given effect and (ii) failure to effect a Parent Adverse Recommendation Change would be inconsistent with its duties under the Parent Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii) if the Parent Managing GP Board intends to effect such Parent Adverse Recommendation Change in response to a Parent Changed Circumstance:

(A) Parent has provided prior written notice to MLP in accordance with Section 8.9 (the “Parent Recommendation Change Notice”) of the Parent Managing GP Board’s intention to effect a Parent Adverse Recommendation Change, and such Parent Recommendation Change Notice has specified the details of such Parent Changed Circumstance and the reasons for the Parent Adverse Recommendation Change;

(B) during the period that commences on the date of delivery of the Parent Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “Parent Recommendation Change Notice Period”), Parent shall (i) negotiate with MLP in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the Parent Managing GP Board not to effect a Parent Adverse Recommendation Change; and (ii) keep MLP reasonably informed of any change in circumstances related thereto; and

(C) the Parent Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by MLP and, at the end of the Parent Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the Parent Conflicts Committee) in good faith that the failure to effect a Parent Adverse Recommendation Change would be inconsistent with its duties under the Parent Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent Parent or the Parent Managing GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if the Parent Managing GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.4(d). For the avoidance of doubt, a public statement that describes Parent’s receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

Section 5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.5(d)), each of the Parent Entities, on the one hand, and the MLP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) MLP and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that Parent shall consult in advance with MLP and in good faith take MLP’s views into account regarding the overall strategy. Subject to Section 5.7(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

(d) Parent and MLP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of MLP’s, Parent’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, MLP or any of their respective Subsidiaries may carry on business in any part of the world. MLP shall not, without Parent’s prior written consent, commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries’ businesses, operations or assets.

Section 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and MLP. Thereafter, neither MLP nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (a) MLP shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an MLP Alternative Proposal that the MLP Managing GP Board (upon the recommendation of the MLP Conflicts Committee) believes is bona fide and matters related thereto or an MLP Adverse Recommendation Change but nothing in this clause (a) shall limit any obligation of MLP under Section 5.3(d) to negotiate with Parent in good faith and (b) Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent Managing GP Board (upon the recommendation of the Parent Conflicts Committee) believes is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this clause (b) shall limit any obligation of Parent under Section 5.4(d) to negotiate with MLP in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or MLP in compliance with this Section 5.6.

Section 5.7 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of January 16, 2015, between Parent and MLP (as it may be amended from time to time, the “Parent Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Parent Confidentiality Agreement.

(b) This Section 5.7 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.7(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.7 will modify any of the representations and warranties of the parties hereto.

Section 5.8 Notification of Certain Matters. MLP shall give prompt notice to Parent, and Parent shall give prompt notice to MLP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to MLP or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.8 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.9 Indemnification and Insurance.

(a) For purposes of this Section 5.9, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of MLP, MLP GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with MLP) serving at the request of or on behalf of MLP, MLP GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, to the fullest extent that MLP, MLP GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent and Parent GP agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP Charter Documents and comparable governing instruments of MLP GP and any Subsidiary of MLP or MLP GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and Parent GP shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP, MLP GP and their respective Subsidiaries than are presently set forth in the MLP Charter Documents and comparable governing instruments of MLP GP (it being acknowledged and agreed that the provisions of the Parent Charter Documents and comparable governing instruments of MLP GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the MLP Charter Documents and comparable governing instruments of MLP GP). Any right of indemnification of an Indemnified Person pursuant to this Section 5.9(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) The Surviving Entity and Parent GP shall maintain in effect for six years from the Effective Time MLP’s and MLP GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity or Parent GP may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent GP be required to expend pursuant to this Section 5.9(c) more than an amount per year equal to 300% of current annual premiums paid by MLP or MLP GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or Parent GP would be required to expend more than the Maximum Amount, the Surviving Entity or Parent GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If MLP or MLP GP in its sole discretion elects, then, in lieu of the obligations of Parent and Parent GP under this Section 5.9(c), MLP or MLP GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.9 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of MLP, MLP GP, MLP Managing GP, the Surviving Entity, Parent GP, Parent Managing GP, the DRULPA or the DLLCA. The provisions of this Section 5.9 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity, Parent GP or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent GP, as the case may be, shall assume the obligations of the Surviving Entity and Parent GP set forth in this Section 5.9.

Section 5.10 Securityholder Litigation. MLP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against MLP and/or its officers and directors relating to the transactions contemplated hereby; provided that MLP shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xiii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.11 Financing Matters.

(a) MLP shall, at the request of Parent, (i) call for prepayment or redemption, or prepay or redeem, (ii) attempt to renegotiate the terms of, (iii) commence an offer to purchase and/or consent solicitation or (iv) satisfy and discharge or defease any then-existing indebtedness for borrowed money of MLP; provided, however, that MLP shall not be obligated to make or cause to become effective any such action (nor shall MLP be required to incur any cost or liability in respect thereof) prior to the Effective Time. Parent shall prepare all necessary and appropriate documentation in connection with any action described above, and provide MLP with a reasonable opportunity to comment on such documents. Parent and MLP shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of such documents.

(b) To the extent requested by Parent, MLP shall cooperate with Parent with respect to, and use its reasonable best efforts to facilitate, possible alternative or supplemental structures for the acquisition of MLP and its Subsidiaries (including with respect to any financing with respect thereto); provided that such structures do not impede or delay the Closing of the transactions contemplated hereby or change the Merger Consideration, the Series A Unit Consideration or adversely affect MLP and its Subsidiaries, taken as a whole, should the Merger not occur.

(c) MLP hereby consents to Parent’s use of and reliance on any audited or unaudited financial statements relating to MLP and its consolidated Subsidiaries, any MLP Joint Ventures or entities or businesses acquired by MLP reasonably requested by Parent to be used in any financing or other activities of Parent, including any filings that Parent desires to make with the SEC. In addition, MLP will use commercially reasonable efforts, at Parent’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, MLP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as Parent may reasonably request in order to assist Parent in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as Parent may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of the MLP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by Parent or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of the MLP or Parent to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.12 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and MLP shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement, Proxy Statement and Schedule 13E-3 (other than the filing fee payable to the SEC in connection with the Registration Statement, which shall be borne solely by Parent).

Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and MLP shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Units (including derivative securities with respect to Parent Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MLP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Listing. Parent shall cause the Parent Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.15 Distributions. After the date of this Agreement until the Effective Time, each of Parent and MLP shall coordinate with the other regarding the declaration of any distributions in respect of Parent Units, Common Units, Class F Units and Series A Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units or Series A Units shall not receive, for any quarter, distributions both in respect of Common Units, Class F Units or Series A Units and also distributions in respect of Parent Units or Parent Preferred Units, as the case may be, that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units, Class F Units or Series A Units or (ii) only distributions in respect of Parent Units or Parent Preferred Units, as the case may be, that they receive in exchange therefor in the Merger.

Section 5.16 Conflicts Committees.

(a) Prior to the Effective Time, none of the MLP Entities shall, without the consent of the MLP Conflicts Committee, eliminate the MLP Conflicts Committee, or revoke or diminish the authority of the MLP Conflicts Committee, or remove or cause the removal of any director of the MLP Managing GP Board that is a member of the MLP Conflicts Committee either as a member of the MLP Managing GP Board or the MLP Conflicts Committee, without the affirmative vote of the members of the MLP Managing GP Board, including the affirmative vote of the other members of the MLP Conflicts Committee. For the avoidance of doubt, this Section 5.16(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the MLP Partnership Agreement.

(b) Prior to the Effective Time, none of the Parent Entities shall, without the consent of the Parent Conflicts Committee, eliminate the Parent Conflicts Committee, or revoke or diminish the authority of the Parent Conflicts Committee, or remove or cause the removal of any director of the Parent Managing GP Board that is a member of the Parent Conflicts Committee either as a member of the Parent Managing GP Board or the Parent Conflicts Committee, without the affirmative vote of the members of the Parent Managing GP Board, including the affirmative vote of the other members of the Parent Conflicts Committee. For the avoidance of doubt, this Section 5.16(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Parent Partnership Agreement.

Section 5.17 Voting and Consent.

(a) ETE and Parent covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, at the MLP Unitholders Meeting or any other meeting of MLP Limited Partners or any vote of MLP Limited Partner Interests in connection with a vote of the MLP Limited Partners, however called, each of ETE and Parent will vote, or cause to be voted, all MLP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.

(b) ETE covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (i) at the Parent Unitholders Meeting or any other meeting of Parent Limited Partners or any vote of Parent Limited Partner Interests in connection with a vote of the Parent Limited Partners, however called, ETE will vote, or cause to be voted, all Parent Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) ETE, as the sole member of, and holder of the limited liability company interests in, Parent Managing GP, will cause Parent GP to execute and deliver the Parent Partnership Agreement Amendment prior to the Effective Time.

(c) ETE, as the holder of all of the outstanding Parent Class H Units, hereby consents to the issuance of the Parent Preferred Units as contemplated by this Agreement.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger and GP Merger. The respective obligations of each party hereto to effect the Merger and the GP Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) MLP Unitholder Approval. The MLP Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of MLP and the MLP Partnership Agreement;

(b) Parent Unitholder Approval. The Parent Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of Parent and the Parent Partnership Agreement;

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(f) Unit Listing. The Parent Units deliverable to the MLP Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent to Effect the Merger and the GP Merger. The obligations of Parent to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of MLP contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of MLP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of MLP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(b) Performance of Obligations of the MLP Entities. The MLP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(c) Tax Opinion. Parent shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Parent Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) at least 90% of the combined gross income of each of Parent and MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and MLP and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3 Conditions to Obligation of MLP to Effect the Merger and the GP Merger. The obligation of MLP to effect the Merger and the GP Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Entities. The Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. MLP shall have received opinions of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes,

(i) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Units pursuant to Section 2.2(h) causes the transaction to be treated as a Disguised Sale, MLP will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) except to the extent the Cash Consideration and any cash received in lieu of fractional Parent Units pursuant to Section 2.2(h) causes the transaction to be treated as a Disguised Sale, holders of Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from MLP in exchange for property other than cash; and

(iii) at least 90% of the gross income of MLP for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinions, Baker Botts L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and MLP and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Parent Partnership Agreement Amendment. Parent GP shall have executed and delivered to MLP the Parent Partnership Agreement Amendment, with such Parent Partnership Agreement Amendment to be effective as of the Effective Time.

Section 6.4 Frustration of Closing Conditions. None of MLP or any of the Parent Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of MLP and Parent duly authorized by each of the MLP Managing GP Board and the Parent Managing GP Board, respectively.

(b) by either of MLP or Parent:

(i) if the Closing shall not have been consummated on or before December 31, 2015 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii) if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement;

(iii) if the MLP Unitholders Meeting shall have concluded and the MLP Unitholder Approval shall not have been obtained; or

(iv) if the Parent Unitholders Meeting shall have concluded and the Parent Unitholder Approval shall not have been obtained.

(c) by Parent:

(i) if an MLP Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the MLP Unitholder Approval, if MLP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of MLP (other than a director or officer of MLP), (y) such Willful Breach was not caused by, or within the Knowledge of, MLP and (z) MLP takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) if MLP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of MLP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by MLP within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iv) prior to the receipt of the Parent Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a Parent Superior Proposal in accordance with Section 5.4; provided, that Parent shall concurrently with such termination pay to MLP the Parent Termination Fee in accordance with Section 7.3.

(d) by MLP:

(i) if a Parent Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the Parent Unitholder Approval, if Parent shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(c) or Section 5.4, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of Parent (other than a director or officer of Parent), (y) such Willful Breach was not caused by, or within the Knowledge of, Parent and (z) Parent takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that MLP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if MLP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from MLP of such breach or failure; provided, that MLP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(iii) if MLP is then in breach of any of the first three sentences of Section 5.1(b) or Section 5.3 or in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement; or

(iv) prior to the receipt of the MLP Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for an MLP Superior Proposal in accordance with Section 5.3; provided, that MLP shall concurrently with such termination pay to Parent the MLP Termination Fee in accordance with Section 7.3.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.12, Section 7.2 and Section 7.3 and in the last sentence of Section 5.7(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Parent Entity or MLP or their respective directors, officers and Affiliates, except (a) MLP and/or Parent may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(f), (g) and (h), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that (A) an MLP Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the MLP Unitholders Meeting (or, if the MLP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by MLP or Parent pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed MLP Unitholder Vote], and (C) MLP enters into a definitive agreement with respect to, or consummates, any MLP Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such MLP Alternative Proposal is the same MLP Alternative Proposal referred to in clause (A)), then MLP shall pay to Parent a termination fee equal to $450 million, less any Parent Expenses previously paid by MLP pursuant to Section 7.3(g) (the “MLP Termination Fee”), upon the earlier of the public announcement that MLP has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “MLP Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(b) In the event that (A) a Parent Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Parent Unitholders Meeting (or, if the Parent Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by MLP or Parent pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iv) [Failed Parent Unitholder Vote], and (C) Parent enters into a definitive agreement with respect to, or consummates, any Parent Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such Parent Alternative Proposal is the same Parent Alternative Proposal referred to in clause (A)), then Parent shall pay to MLP a termination fee equal to $450 million, less any MLP Expenses previously paid by Parent pursuant to Section 7.3(h) (the “Parent Termination Fee”), upon the earlier of the public announcement that Parent has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(b), the term “Parent Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(c) In the event this Agreement is terminated by MLP pursuant to Section 7.1(b)(iii) [Failed MLP Unitholder Vote] in a case where an MLP Adverse Recommendation Change has occurred, by MLP pursuant to Section 7.1(d)(iv) [MLP Superior Proposal] or by Parent pursuant to Section 7.1(c)(i) [MLP Adverse Recommendation Change] or Section 7.1(c)(ii) [MLP Willful Breach] (without limiting Parent’s remedies described in Section 8.8), then MLP shall pay to Parent, within two business days after the date of termination, the MLP Termination Fee.

(d) In the event this Agreement is terminated by Parent pursuant to Section 7.1(b)(iv) [Failed Parent Unitholder Vote] in a case where a Parent Adverse Recommendation Change has occurred, by Parent pursuant to Section 7.1(c)(iv) [Parent Superior Proposal] or by MLP pursuant to Section 7.1(d)(i) [Parent Adverse Recommendation Change] or Section 7.1(d)(ii) [Parent Willful Breach] (without limiting MLP’s remedies described in Section 8.8), then Parent shall pay to MLP, within two business days after the date of termination, the Parent Termination Fee.

(e) Any payment of the MLP Termination Fee or the Parent Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent or MLP, as applicable.

(f) In the event that MLP or Parent shall fail to pay the MLP Termination Fee or Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if MLP or Parent shall fail to pay the MLP Termination Fee or Parent Termination Fee, as applicable, when due, MLP shall also pay all of Parent’s or Parent shall also pay all of MLP’s, as applicable, reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The MLP Entities and the Parent Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the MLP Entities nor the Parent Entities would enter into this Agreement. The parties agree that in the event that MLP pays the MLP Termination Fee to Parent or Parent pays the Parent Termination Fee to MLP, no MLP Entity or Parent Entity, as applicable, shall have any further liability to any Parent Entity or MLP Entity, as applicable, of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall MLP be required to pay the MLP Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

(g) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) [Failed MLP Unitholder Vote] (or a termination by MLP pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed MLP Unitholder Vote]) or (ii) Parent pursuant to Section 7.1(c)(ii) [MLP Willful Breach], then MLP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $20 million (the “Parent Expenses”); provided, however, that in no event shall MLP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by MLP pursuant to Section 7.1(d)(iii) [Parent Uncured Breach].

(h) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iv) [Failed Parent Unitholder Vote] (or a termination by Parent pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iv) [Failed Parent Unitholder Vote]) or (ii) MLP pursuant to Section 7.1(d)(ii) [Parent Willful Breach], then Parent shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from MLP, pay MLP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by MLP and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $20 million (the “MLP Expenses”); provided, however, that in no event shall Parent have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by Parent pursuant to Section 7.1(c)(iii) [MLP Uncured Breach].

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.9, Section 5.12 and Section 5.15 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.12, Section 7.2 and Section 7.3, in the last sentence of Section 5.7(a) and this Article VIII shall survive termination of this Agreement. The Parent Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the MLP Unitholder Approval or Parent Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by the MLP Managing GP Board and the Parent Managing GP Board; provided, however, that the MLP Managing GP Board and Parent Managing GP Board may not take or authorize any such action unless it has first referred such action to the MLP Conflicts Committee and Parent Conflicts Committee, as applicable, for its consideration, and permitted the MLP Conflicts Committee and Parent Conflicts Committee, as applicable, not less than two business days to make a recommendation to the MLP Managing GP Board and Parent GP Managing Board, as applicable, with respect thereto (for the avoidance of doubt, the MLP Managing GP Board and Parent Managing GP Board shall in no way be obligated to follow the recommendation of the MLP Conflicts Committee and Parent Conflicts Committee, as applicable, and the MLP Managing GP Board and Parent GP Managing Board, as applicable, shall be permitted to take action following the expiration of such two business day period); provided, further, that following approval of the Merger and the other transactions contemplated hereunder by the MLP Unitholders and Parent Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the MLP Unitholders and Parent Unitholders, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP or the MLP Managing GP Board or of Parent or the Parent

Managing GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the MLP Managing GP Board and Parent GP Managing Board, as applicable; provided, however, that the MLP Managing GP Board and Parent GP Managing Board, as applicable, may not take or authorize any such action unless it has first referred such action to the MLP Conflicts Committee and Parent Conflicts Committee, as applicable, for its consideration, and permitted the MLP Conflicts Committee and Parent Conflicts Committee, as applicable, not less than two business days to make a recommendation to the MLP Managing GP Board and Parent GP Managing Board, as applicable, with respect thereto (for the avoidance of doubt, the MLP Managing GP Board and Parent GP Managing Board, as applicable, shall in no way be obligated to follow the recommendation of the MLP Conflicts Committee or Parent Conflicts Committee, as applicable, and the MLP Managing GP Board and Parent Managing GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period).

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any MLP Entity or any Parent Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder and (b) MLP may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of MLP, but no such assignment shall relieve MLP of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the MLP Disclosure Schedule, the Parent Disclosure Schedule and the Parent Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.9 and Section 8.12 and (ii) the right of the MLP Unitholders to receive the Merger Consideration and the Series A Unit Consideration, as applicable, after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of Unit Options and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that Parent receives the MLP Termination Fee, Parent may not seek any award of specific performance under this Section 8.8, and in the event that MLP receives the Parent Termination Fee, MLP may not seek any award of specific performance under this Section 8.8.

Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Parent Entities, to:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706
Attn:	Thomas P. Mason, Senior Vice President, General
Counsel and Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401
Attn:	William N. Finnegan IV
Ryan J. Maierson
Debbie Yee

and to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Fax No.: (302) 651-7701
Attn:	Srinivas M. Raju
Gregory W. Ladner

If to the MLP Entities, to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Fax No.: (214) 750-1749
Attn:	Conflicts Committee

with a copy (which shall not constitute notice) to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Fax No.: (713) 989-1212
Attn:	Todd Carpenter, Senior Vice President and General Counsel

and to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Fax No.: (713) 236-0822
Attn:	Christine B. LaFollette
John Goodgame

and to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Fax No.: (214) 661-4954
Attn:	Neel Lemon
Andrew J. Ericksen

If to ETE, to:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706
Attn:	Jamie Welch, Group Chief Financial Officer and
Head of Business Development

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this

Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, MLP and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall any such persons be considered Affiliates of MLP or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cash Unit” means a “Unit” as defined in the Regency Energy Partners LP Long-Term Incentive Cash Restricted Unit Plan.

“Class F Unit” means an MLP Security representing a fractional part of the MLP Securities of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class F Unit in the MLP Partnership Agreement. A Class F Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs pursuant to the terms of the MLP Partnership Agreement.

“Class F Unitholders” means the holders of the Class F Units.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means an MLP Security representing a fractional part of the MLP Partnership Interests of all MLP Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in the MLP Partnership Agreement. The term “Common Unit” does not refer to a Class F Unit prior to its conversion into a Common Unit pursuant to the terms of the MLP Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” (i) when used with respect to MLP, means the actual knowledge of those individuals listed on Section 8.13 of the MLP Disclosure Schedule and (ii) when used with respect to Parent, means the actual knowledge of those individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.5) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “MLP Material Adverse Effect” or “Parent Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“MLP Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of MLP and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of MLP’s consolidated assets or to which 15% or more of MLP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of MLP, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d)

of the Exchange Act) beneficially owning 15% or more of any class of equity securities of MLP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of MLP’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

“MLP Changed Circumstance” means a material event, circumstance, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the MLP Managing GP Board; provided, however, that in no event shall the receipt, existence or terms of an MLP Alternative Proposal or any matter relating thereto or consequence thereof constitute an MLP Changed Circumstance.

“MLP Equity Plans” means any plans or arrangements of MLP providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, or options or unit appreciation rights or similar awards relating to Common Units, including the Regency GP LLC Long-Term Incentive Plan, the Regency Energy Partners LP 2011 Long-Term Incentive Plan, the PVR GP, LLC Sixth Amended and Restated Long-Term Incentive Plan and the Regency Energy Partners LP Long-Term Incentive Cash Restricted Unit Plan.

“MLP General Partner Interest” means the “General Partner Interest” as defined in the MLP Partnership Agreement.

“MLP GP Charter Documents” means, collectively, the certificate of limited partnership of MLP GP, and the Amended and Restated Agreement of Limited Partnership of Regency GP LP, as amended or supplemented from time to time.

“MLP GP Common Unit Equivalent” means the product of (i) the quotient of (x) the number of Common Units outstanding immediately prior to the Effective Time and (y) 100% minus the MLP Percentage Interest represented by the MLP General Partner Interest immediately prior to the Effective Time and (ii) the MLP Percentage Interest represented by the MLP General Partner Interest immediately prior to the Effective Time.

“MLP GP Parent Unit Equivalent” means the product of (i) the MLP GP Common Unit Equivalent and (ii) the Exchange Ratio.

“MLP GP Percentage Interest” means the quotient of (i) the MLP GP Parent Unit Equivalent and (ii) the sum of (x) the number of Parent Units outstanding immediately prior to the Effective Time after giving effect to the number of Parent Units issued in connection with the Merger and (y) the MLP GP Parent Unit Equivalent.

“MLP Incentive Distribution Right” means “Incentive Distribution Right” as defined in the MLP Partnership Agreement.

“MLP Joint Ventures” means Aqua-PVR Water Services LLC, a Delaware limited liability company, Ranch Westex JV LLC, a Delaware limited liability company, RIGS

Haynesville Partnership Co., a Delaware general partnership, Midcontinent Express Pipeline LLC, a Delaware limited liability company, Edwards Lime Gathering LLC, a Delaware limited liability company, Mi Vida JV LLC, a Delaware limited liability company, Ohio River System LLC, a Delaware limited liability company, Lone Star NGL LLC, a Delaware limited liability company, CBC/Leon Limited Partnership, an Oklahoma limited partnership, Leon Limited Partnership I, an Oklahoma limited partnership, Bright Star Partnership and Sweeny Gathering, L.P., a Texas limited partnership; provided that with respect to any reference in this Agreement to MLP causing any MLP Joint Venture to take any action, such reference shall only require MLP to cause such MLP Joint Venture to use reasonable best efforts to take such action to the extent permitted by the organizational documents and governance arrangements of such MLP Joint Venture and, to the extent applicable, its fiduciary duties in relation to such MLP Joint Venture.

“MLP Limited Partner” means “Limited Partner” as defined in the MLP Partnership Agreement.

“MLP Limited Partner Interest” means the “Limited Partner Interest” as defined in the MLP Partnership Agreement.

“MLP Managing GP Charter Documents” means, collectively, the certificate of formation of MLP Managing GP, and the Amended and Restated Limited Liability Company Agreement of Regency GP LLC dated as of February 3, 2006, as amended or supplemented from time to time.

“MLP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, as amended or supplemented from time to time.

“MLP Partnership Interest” means an interest in MLP, which shall include the General Partner Interest and Limited Partner Interests.

“MLP Percentage Interest” means “Percentage Interest” as defined in the MLP Partnership Agreement.

“MLP Security” means any class or series of equity interest in MLP (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in MLP), including without limitation, Common Units, Class F Units and Series A Units, which are separate classes of MLP Partnership Interests.

“MLP Special Approval” means “Special Approval” as defined in the MLP Partnership Agreement.

“MLP Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of MLP or 80% or more of the assets of MLP and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the MLP Managing GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the MLP Unitholders (in their capacity as MLP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

“MLP Unaffiliated Unitholders” means Common Unitholders excluding ETE, Parent and their Affiliates.

“MLP Unitholder” means the Common Unitholders, the Class F Unitholders and the Series A Unitholders.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Parent Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than any Subsidiary of ETE, including MLP and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (other than the SXL Entities and the SUN Entities) (including securities of such Subsidiaries) equal to 15% or more of Parent’s consolidated assets or to which 15% or more of Parent’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of Parent or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of Parent’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby and other than as permitted by Section 5.2(b)(i)(A)(y) and (z).

“Parent Changed Circumstance” means a material event, circumstance, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the Parent Managing GP Board; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Changed Circumstance.

“Parent GP Charter Documents” means, collectively, the certificate of limited partnership of Parent GP, and the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P. dated as of April 17, 2007, as amended or supplemented from time to time.

“Parent Incentive Distribution Right” has the meaning set forth in the Parent Partnership Agreement.

“Parent Joint Ventures” means each entity listed on Section 8.13 of the Parent Disclosure Schedule; provided, that with respect to any reference in this Agreement to Parent causing any Parent Joint Venture to take any action, such reference shall only require Parent to cause such Parent Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such Parent Joint Venture and, to the extent applicable, its fiduciary duties in relation to such Parent Joint Venture.

“Parent Limited Partner” means a “Limited Partner” as defined in the Parent Partnership Agreement.

“Parent Limited Partner Interest” means the “Limited Partner Interest” as defined in the MLP Partnership Agreement.

“Parent Managing GP Charter Documents” means, collectively, the certificate of formation of Parent Managing GP, and the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. dated as of August 10, 2010, as amended or supplemented from time to time.

“Parent Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended or supplemented from time to time.

“Parent Partnership Interest” means “Partnership Interest” as defined in the Parent Partnership Agreement.

“Parent Percentage Interest” means “Percentage Interest” as defined in the Parent Partnership Agreement.

“Parent Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of Parent or 80% or more of the assets of Parent and its Subsidiaries (other than the SXL Entities and the SUN Entities) on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Managing GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the Parent Unitholders (in their capacity as Parent Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by MLP in writing.

“Parent Unaffiliated Unitholders” means Parent Unitholders excluding ETE and its Affiliates.

“Parent Unit” means a “Common Unit” as defined in the Parent Partnership Agreement.

“Parent Unitholders” means the holders of Parent Units.

“Parent Unit Majority” means “Unit Majority” as defined in the parent partnership Agreement Amendment.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom units granted under an MLP Equity Plan.

“Risk Management Policy” means the Risk Management Policy of MLP as adopted by the MLP Managing GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the MLP Managing GP Board or a committee thereof with the prior written consent of Parent.

“SEC” means the Securities and Exchange Commission.

“Series A Unit” means an MLP Security representing a fractional part of the MLP Securities of all Limited Partners and assignees, and having the rights and obligations specified with respect to Series A Cumulative Convertible Preferred Units in the MLP Partnership Agreement.

“Series A Unitholders” means the holders of the Series A Units.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of Article III, when used with respect to MLP, the term “Subsidiary” shall include the MLP Joint Ventures. For purposes of Article IV, when used with respect to Parent, the term “Subsidiary” shall include the Parent Joint Ventures.

“SUN Entities” means Sunoco GP LLC, a Delaware limited liability company, and its Subsidiaries, including Sunoco LP, a Delaware limited partnership, and its Subsidiaries.

“SXL Entities” means Sunoco Partners LLC, a Pennsylvania limited liability company, and its Subsidiaries, including Sunoco Logistics Partners L.P., a Delaware limited partnership, and its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” means a “Unit Majority” as defined in the MLP Partnership Agreement.

“Unit Option” means an award of an option to purchase Common Units granted under an MLP Equity Plan.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or (x) in the case of Section 5.3 with respect to MLP, the consequence of an act or omission of a Subsidiary of MLP, or of a Representative of MLP at the direction of MLP or (y) in the case of Section 5.4 with respect to Parent, the consequence of an act or omission of a Subsidiary of Parent, or of a Representative of Parent at the direction of Parent) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

By: Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Senior Vice President and General Counsel

PARENT GP:

ENERGY TRANSFER PARTNERS GP, L.P.

By: Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Senior Vice President and General Counsel

ETE:

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, LLC, its general partner

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	Group Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MLP:

REGENCY ENERGY PARTNERS LP

By: Regency GP LP,
its general partner

By: Regency GP LLC, its general partner

By:	/s/ Michael J. Bradley
Name:	Michael J. Bradley
Title:	President and Chief Executive Officer

MLP GP:

REGENCY GP LP

By: Regency GP LLC,
its general partner

By:	/s/ Michael J. Bradley
Name:	Michael J. Bradley
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]